Exhibit 10.35
FREEPORT-MCMORAN COPPER & GOLD INC.

2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

AMENDMENT ONE

WHEREAS, Freeport-McMoRan Copper & Gold Inc. (“Company”) maintains the Freeport-McMoRan Copper & Gold Inc. 2005 Supplemental Executive Capital Accumulation Plan, amended and restated effective January 1, 2009 (the “Plan”);

WHEREAS, Freeport-McMoRan Corporation (“FMC”), a subsidiary of the Company, maintains the Freeport-McMoRan Corporation Supplemental Savings Plan (“SSP”), which includes a Trust Agreement between FMC and Charles Schwab Trust Company establishing the Phelps Dodge Corporation Supplemental Savings Plan Trust (the “Trust”);

WHEREAS, the SSP account balances as of June 30, 2009 were transferred to the SECAP (“SSP Accounts”);

WHEREAS, the Company desires to recognize the merger of the SSP into the Plan, effective July 1, 2009;

WHEREAS, the Company desires to amend the Plan to incorporate certain provisions of the SSP as they pertain to the SSP Accounts, revise the claims procedures and make other clarifications and improvements;

WHEREAS, the Board of Directors, in its meeting on December 2, 2008, delegated to the Retirement Plan Administration and Investment Committee (the “Committee”) the authority to approve the merger of plans and plan amendments, that it deems necessary or desirable, provided that such merger or amendment does not result in a substantial increase in the estimated annual cost to the Company and it affiliates;

WHEREAS, pursuant to Section 10.04 of the Plan, the Board or its delegate, has the authority to amend the Plan;

NOW, THEREFORE, the Plan is amended effective as stated, to read as follows:

I.

Paragraph (a), Basic Credit Deferral Election of Section 3.00, Deferral Election, is amended and restated effective January 1, 2009, to read as follows.

(a)
Basic Credits Deferral Election.  Each Eligible Employee (as defined in Section 2.00) may elect prior to the first day of each Plan Year to defer a percentage of his Basic Compensation for each pay period in which the Eligible Employee’s deferrals under the FCX-ECAP have ceased due to application of Code Sections 401(a)(17) or Sections 402(g); and 414(v), if applicable. The Code Section 401(a)(17) amount for Plan Years 2009 and 2010 is $245,000, the Code Section 402(g) amount for Plan Years 2009 and 2010 is $16,500 and the Code Section 414(v) amount for Plan Years 2009 and 2010 is $5,500.  The amount of allowable deferral pursuant to the Participant’s election shall be a minimum of one percent (1%), and in increments of at least one-half of one percent (1/2%), but not to exceed twenty percent (20%).  Further, the elected deferral must be the same percentage such Employee elected to defer into the FCX-ECAP.

II.

Paragraph (a) of Section 4.00, FCX-SECAP Company Matching Contribution Credit, is amended and restated effective January 1, 2009, to read as follows:

(a)
Concurrently with the crediting of the FCX-SECAP Basic Credit to an Eligible Employee’s Account, the Participating Company shall credit a FCX-SECAP Company Matching Contributions Credit to the Participant’s FCX-SECAP Company Matching Contributions Credit Account.  The FCX-SECAP Company Matching Contributions Credit shall be equal to the Participant’s FCX-SECAP Basic Credit, but limited to five percent (5%) of [(A) minus (B)] when (A) equals such Participant’s Basic Compensation and (B) equals the Code Section 401(a)(17) dollar limit for the applicable year.  Prior to 2009, Company Matching Contribution Credits were named Company Savings Contribution Credits.

III.

Section 6.00, Distribution Upon Separation from Service, is amended and restated, effective January 1, 2010 to read as follows:

6.00           Distribution Upon Separation from Service.  The total vested value of a Participant’s Accounts will be paid as soon as practicable following Separation from Service.  Notwithstanding, if a Participant elected on or before December 31, 2008 to defer payment, the total value of the Participant’s vested Accounts will be paid by February 28th of the year following the year in which such Participant Separates from Service.  Any Eligible Employee who was automatically eligible to receive Enhanced Company Contribution Credits in 2009 but was not eligible to defer a percentage of his or her Basic Compensation will be deemed to have elected to receive payment upon Separation from Service.  Once made, the distribution payment election, or default payment election, shall continue in force indefinitely for all of the Participant’s Accounts.

Notwithstanding, if the Participant is a Specified Employee payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

IV.

Paragraphs (a) and (b) of Section 6.01, Timing of Payment, are hereby deleted and paragraph (c) becomes the only paragraph at Section 6.01.

V.

ARTICLE IX, Claims Procedures, is amended and restated, effective January 1, 2010, to read as follows:

9.00           Claims Procedures.

(a)
If a claimant is dissatisfied with the determination of his or her benefits, eligibility, participation, service, or any other interest in the Plan, the claimant may submit a written request for a review of such determination to the Retirement Manager of the Company.  The Retirement Manager of the Company will review the claim and will notify the claimant as to whether such claim has been granted or denied within 90 days (unless the claimant is advised that special circumstances require an extension of time).

(b)
If the claim is denied, the claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail.  The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) whether any additional material or information is required; and (iv) explanation of the Plan’s review and appeal procedures.

(c)
The claimant has the right to appeal a denied claim.  The claimant, his authorized representative, or beneficiary may file a written request for review of the claim with the Plan Administrator within 60 days after receipt of notification of the claim denial.  As part of the claimant’s request for review, the claimant will have the opportunity to review pertinent documents and submit issues and comments in writing for consideration.

(d)
The Plan Administrator will hear and make a determination on the claimant’s appeal at the meeting that immediately follows receipt of the request for review, unless the appeal is received within 30 days preceding the date of such meeting in which case the appeal may be heard and decided at the second meeting following receipt of the request for appeal. The claimant will be notified of the decision on appeal no later than five (5) days after such decision is made.

(e)
No legal action for recovery of benefits may be commenced before a claimant has exhausted the claims and claims review procedure described above.  Any legal action for recovery of benefits under this Plan must be commenced no later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the decision on appeal is delivered.

VI.

Effective July 1, 2009, the SECAP is modified by the addition of an Appendix (attached hereto) to incorporate certain provisions that pertain to the SSP Accounts that were transferred to the SECAP from the SSP.

APPENDIX
TO
INCORPORATE CERTAIN PROVISIONS
FROM THE FREEPORT-MCMORAN CORPORATION
SUPPLEMENTAL SAVINGS PLAN

Effective July 1, 2009, the Plan is amended to incorporate certain provisions that only apply to the SSP Participant.

1.01           Definitions – The following definitions apply for purposes of this Appendix.

(a)
Affiliate means Freeport-McMoRan Corporation (“FMC”) and all members of a controlled group of corporations (within the meaning of Code Section 414(b)) that includes FMC, all trades or business (whether or not incorporated) that are included in a group of trades or businesses under the common control (within the meaning of Code Section 414(c)) of FMC; all members of an affiliated service group (within the meaning of Code Section 414(m)) that includes FMC; and any other entity required to be aggregated with FMC under Code Section 414(o).

(b)	Beneficiary means the person or trust that a SSP Participant, in his most recent written designation on file, shall have designated to receive his SSP Account in the event of his death.

(c)	SSP means the Freeport-McMoRan Corporation Supplemental Savings Plan.

(d)
SSP Account means the bookkeeping account balances as of June 30, 2009 that were transferred to this Plan from the Freeport-McMoRan Corporation Supplemental Savings Plan and credited for earnings attributable thereto.

(e)	SSP Participant means a Participant in the Plan that was a participant in the SSP and whose SSP Account was transferred to the Plan, effective July 1, 2009.

(f)
Trust Agreement means that certain trust agreement established pursuant to the Plan between the Company and the Trustee or any trust agreement hereafter established, the provisions of which are incorporated herein by reference.

(g)	Trustee means Charles Schwab Trust Company.

(h)	Trust Fund means all assets held by the Trustee pursuant to the Trust Agreement solely for the purpose of paying the SSP Accounts to the SSP Participants.

1.02           Earnings.  The Participant’s SSP Account shall be treated as if invested by the Committee in a manner to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month.  The SSP Participant is not permitted to direct investments in the Participant’s SSP Account.

1.03           Timing and Form of Payment.

(a)
SSP Participant Election - Except as otherwise stated herein, the timing and form of payment shall be determined based upon the election made by the SSP Participant on or before December 31, 2008 on the form titled “Freeport-McMoRan Corporation Supplemental Savings Plan, Distribution Consent Form (Applies to Entire Account Balance)”.  The distribution options were (a) to elect to receive the SSP Account per an existing method of distribution on file or, if there was more than one form or date of payment on file, then an election was made to treat the entire account balance according to one of the elections on file; and (b), if currently employed, additional options were (i) receive in lump sum after termination of employment or (ii) receive in lump sum by February 28 in the year following termination of employment.

(b)
Small Amounts - Notwithstanding, if upon the SSP Participant’s termination of employment or death, the value of his SSP Account is $10,000 or less, the Committee, regardless of any elections made by the SSP Participant, shall direct the Trustee to pay the benefits in the form of a single lump sum distribution on the last business day of February in the Plan Year following such termination of employment or death.

(c)
Six-Month Payment Delay – Notwithstanding any provision herein, if the SSP Participant is a Specified Employee payment shall not be made earlier than the first business day that is six months after the Participant’s Separation from Service or, if earlier, the date of death of the Participant.

(d)
Distribution upon Death.  Following the SSP Participant’s death, distributions will commence on the last business day of the February in the Plan Year following the end of the Plan Year in which the SSP Participant dies.  Distributions will be made to the Beneficiary, if any, designated by the SSP Participant, or if the SSP Participant is not survived by any such designated Beneficiary or there is no validly designated Beneficiary, the Beneficiary shall be the SSP Participant’s estate.  If the designated Beneficiary dies after the payment of benefits begin, then the Beneficiary for the remainder of the benefits payable shall be the estate of the Beneficiary.

(e)
Special Payment Provision Applicable on Sale of Affiliate.  A SSP Participant who is employed by an Affiliate of FMC as of the date that the Affiliate ceases to be an Affiliate for purposes of this Plan due to a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets of” such Affiliate (as such terms are defined in Section 409A of the Code and the applicable Treasury Regulations thereunder) shall receive a distribution of his or her accounts thirty (30) business days following such date, regardless of any prior election made by the SSP Participant.

1.06           Vesting.  A SSP Participant shall have a fully vested, nonforfeitable interest in his SSP Account at all times.

1.07           Status of Trust Fund.  The Trust Fund is established to assist the Company and the adopting Affiliates in meeting their obligations to the SSP Participants and to provide the SSP Participants with a measure of protection in certain limited instances.  In certain circumstances described in the Trust Agreement, the assets of the Trust Fund may be used for the benefit of the Company’s or an Affiliate’s creditors and, as a result, the Trust Fund is considered to be part of the Company’s and the adopting Affiliate’s general assets.  Benefit payments due under this Plan with respect to the SSP Accounts shall either be paid from the Trust Fund or from the Company’s or Affiliate’s general assets as directed by the Committee.  Despite the establishment of the Trust Fund, it is intended that the Plan be considered to be “unfunded” for purposes of ERISA and the Code.

Executed  this 18th day of December, 2009.

FREEPORT-McMoRan COPPER & GOLD, INC.

/s/ William D. Rech
William D. Rech, Vice President